EXHIBIT 2.4


                                 PROMISSORY NOTE


$1,500,000                                                         July 31, 1999

         On July 31, 1999, for value received, the undersigned promises to pay to the order of BINGHAM FINANCIAL SERVICES CORPORATION ("Bingham") at its offices located at 260 East Brown Street, Suite 200, Birmingham, Michigan 48009 the sum of ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($1,500,000.00) with interest from the date of this Note at a per annum rate equal to the prime rate of Comerica Bank ("Bank") from time to time in effect plus three quarters of one percent (0.75%) per annum until maturity, whether by acceleration or otherwise, or until an Event of Default, as defined below, and after that at a default rate equal to the rate of interest otherwise prevailing under this Note plus 3% per annum (but in no event in excess of the maximum rate permitted by law). The Bank's "prime rate" is that annual rate of interest so designated by the Bank and which is changed by the Bank from time to time. Interest rate changes will be effective for interest computation purposes as and when the Bank's prime rate changes. Interest shall be calculated for the actual number of days the principal is outstanding on the basis of a 360-day year. Accrued interest on this Note shall be payable on the Maturity Date when all amounts outstanding under this Note shall be due and payable in full.

         The initial indebtedness ("Loan") evidenced by this Note and any and all modifications, renewals or extensions of it, however evidenced, and all costs of collecting same ("Liabilities") are secured by those assets of the undersigned described in a certain Pledge Agreement of even date ("Pledge Agreement") and by all property of the undersigned from time to time in the
possession  of  Bingham   (collectively   "Collateral"). The  Liabilities  are
guaranteed by Detroit Mortgage and Realty Company ("Guarantor") pursuant to a Guaranty of even date ("Guaranty").

         If the undersigned or Guarantor (a) fails to pay any of the Liabilities when due, by maturity, acceleration or otherwise; or (b) fails to comply with any of the terms or provisions of any agreement between the undersigned or Guarantor and Bingham; or (c) becomes insolvent or the subject of a voluntary or involuntary proceeding in bankruptcy, or a reorganization, arrangement or creditor composition proceeding, ceases doing business as a going concern, or is the subject of a dissolution, merger or consolidation; or (d) if any warranty or representation made by the undersigned in connection with this Note or any of the Liabilities shall be discovered to be untrue or incomplete in any material respect; or (e) if there is any termination, notice of termination, material breach or Event of Default of or under the Guaranty or the Pledge Agreement; or
(f) if there is any material failure by the undersigned or Guarantor to pay when due any of its other indebtedness (other than to Bingham or Comerica Bank) or in the observance or performance of any material term, covenant or condition in any document evidencing, securing or relating to such indebtedness; or (g) if Bingham reasonably deems itself insecure believing that the prospect of payment of this Note or any of the Liabilities is impaired or shall fear deterioration, removal or waste of any assets of the undersigned or Guarantor; or (h) if there is filed or issued a levy or writ of attachment or garnishment or other like judicial process upon the Collateral, then Bingham, upon the occurrence of any of these events (each an "Event of Default"), may at its option and without prior notice to the undersigned, declare any or all of the Liabilities to be immediately due and payable (notwithstanding any provisions contained in the evidence of it to the contrary), sell or liquidate all or any portion of the Collateral, set off against the Liabilities any amounts owing by Bingham to the undersigned, charge interest at the default rate provided in this Note and exercise any one or more of the rights and remedies granted to Bingham by any agreement with the undersigned or given to it under applicable law. All payments under this Note shall be in immediately available United States funds, without setoff or counterclaim.

     This Note shall bind the undersigned, and the undersigned's successors and assigns. The undersigned waives presentment, demand, protest, notice of dishonor, notice of demand or intent to demand, notice of acceleration or intent to accelerate, and all other notices, and agrees that no extension or indulgence to the undersigned or release, substitution or nonenforcement of any security, or release or substitution of the undersigned or Guarantor, whether with or without notice, shall affect the obligations of the undersigned. The undersigned waives all defenses or right to discharge available under Section 3-606 of the Uniform Commercial Code and waives all other suretyship defenses or right to discharge. The undersigned agrees that Bingham has the right to sell or assign any interest in the Liabilities, and that, in connection with this right, but without limiting its ability to make other disclosures to the full extent allowable, Bingham may disclose all documents and information which Bingham now or later has relating to the undersigned or the Liabilities.

     To induce Bingham to extend the Loan evidenced by this Note, the undersigned agrees to reimburse Bingham for reasonable legal fees and expenses, not to exceed $35,000, incurred by Bingham in connection with the negotiation and drafting of the documents contemplated by both the Loan and the H&W Reorganization Agreement, as defined in the Pledge Agreement.

     In addition, the undersigned agrees to reimburse Bingham, the holder or owner of this Note for any and all costs and expenses (including without limit, court costs, legal expenses and reasonable attorney fees, whether or not the suit is instituted and, if suit is instituted, whether at the trial court level, appellate level, in a bankruptcy or administrative proceeding or otherwise) incurred in collecting or attempting to collect this Note or incurred in any other matter or proceeding relating to this Note.

      The undersigned acknowledges and agrees that there are no contrary agreements, oral or written, establishing a term of this Note and agrees that the terms and conditions of this Note may not be amended, waived or modified except in a writing signed by an officer of Bingham expressly stating that the writing constitutes an amendment, waiver or modification of the terms of this Note. If any provision of this Note is unenforceable in whole or part for any reason, the remaining provisions shall continue to be effective. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN.

         THE MAXIMUM INTEREST RATE SHALL NOT EXCEED 25%, OR THE HIGHEST APPLICABLE USURY CEILING,WHICHEVER IS LESS.

         THE UNDERSIGNED AND BINGHAM ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE

OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS NOTE OR THE LIABILITIES.

                                       DMR FINANCIAL SERVICES, INC.
                                       a Michigan corporation

                                       By:  /s/ Mark C. Stevens
                                            ------------------------------------

                                       Its: President and CEO
                                            ------------------------------------